Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2011

PRICING SUPPLEMENT NO. 2011—MTNDD     DATED              , 2011

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

Reverse Convertible Notes Based Upon the Shares of SanDisk Corporation

Due August     , 2011 (expected to be August 24, 2011)

$10 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

•	The notes will mature on August , 2011 (expected to be August 24, 2011).

•

The amount you will receive at maturity will depend upon the performance of the common stock of SanDisk Corporation (“SanDisk”) (which we refer to as the underlying equity) over the term of the notes. We refer to SanDisk as the underlying equity issuer. At maturity you will receive, for each note that you hold:

•

a certain number of shares of the underlying equity, (or if you elect, the cash value of those shares), which we refer to as the equity ratio and which is subject to adjustment for a number of dilution events, if (A) the trading price of the underlying equity at any time on any trading day after the date on which the notes are priced for initial sale to the public (which we refer to as the pricing date), up to and including the date which is three trading days prior to the maturity date (which we refer to as the valuation date) (whether intra-day or at the close of trading on any day) is less than or equal to 70% of the closing price of the underlying equity on the pricing date (which we refer to as the downside threshold price) and (B) the closing price of the underlying equity on the valuation date (which refer to as the final equity price) is less than the closing price of the underlying equity on the pricing date (which we refer to as the initial equity price). Thus, even if the final equity price is greater than the initial equity price, you will not participate in any increase in the underlying equity during the term of the notes; or

•	$10 in cash.

•

The payment at maturity on the notes may be less than the stated principal amount of your investment in the notes. If the trading price of the underlying equity at any time on any trading day after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the downside threshold price and the final equity price is less than the initial equity price, the value of the shares of the underlying equity you will receive at maturity (or if you elect, the cash value of those shares) for each note that you hold will be less than the principal amount of each note and could be zero.

•	The notes will pay a fixed coupon at maturity in the amount of 12.25% to 13.25% per annum (6.125% to 6.625% for the term of the notes) (to be determined on the pricing date) per note.

•	The notes will not be listed on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-6. The notes represent obligations of Citigroup Funding Inc. only. SanDisk is not involved in any way in this offering and has no obligations relating to the notes or to holders of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$10.0000	$
Underwriting Fee	$0.1200	$
Proceeds to Citigroup Funding Inc.	$9.8800	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.1200 for each note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.1200 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets expects to deliver the notes to purchasers on or about January , 2011 (three business days after the pricing date).

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The Reverse Convertible Notes Based Upon the Shares of SanDisk Due August    , 2011 (expected to be August 24, 2011) (the notes) are equity-linked investments that offer a potential return based upon the underlying equity and an above-market, fixed rate coupon to be paid at maturity. The notes have a maturity of approximately six months.

At maturity you will receive, for each note that you hold (1) a certain number of shares of the underlying equity, (or if you elect, the cash value of those shares), which we refer to as the equity ratio and which is subject to adjustment for a number of dilution events, if (A) the trading price of the underlying equity at any time on any trading day after the date on which the notes are priced for initial sale to the public (which we refer to as the pricing date), up to and including the date which is three trading days prior to the maturity date (which we refer to as the valuation date) (whether intra-day or at the close of trading on any day) is less than or equal to 70% of the closing price of the underlying equity on the pricing date (which we refer to as the downside threshold price) and (B) the closing price of the underlying equity on the valuation date (which refer to as the final equity price) is less than the closing price of the underlying equity on the pricing date (which we refer to as the initial equity price); or (2) $10 in cash. You will not receive dividends or other distributions, if any, paid on the underlying equity.

The notes will pay a fixed coupon at maturity in the amount of 12.25% to 13.25% per annum (6.125% to 6.625% for the term of the notes) (to be determined on the pricing date) per note.

The notes mature on August    , 2011 (expected to be August 24, 2011). The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and the guarantee of any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment on the maturity date is not guaranteed. All payments on the notes are subject to the credit risk of Citigroup Inc.

Each note represents a stated principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, or DTC, or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

A fixed coupon will be payable on the notes on the maturity date in the amount of 12.25% to 13.25% per annum (6.125% to 6.625% for the term of the notes) (to be determined on the pricing date) per note, composed of approximately 5% interest and approximately 95% option premium (to be determined on the pricing date). The fixed coupon will be payable on the maturity date to the persons in whose names the notes are registered at the close of business on the third business day preceding the maturity date.

What Will I Receive on the Maturity Date of the Notes?

You will receive on the maturity date for each note either:

•

a certain number of shares of the underlying equity, (or if you elect, the cash value of those shares), which we refer to as the equity ratio and which is subject to adjustment for a number of dilution events, if (A) the trading price of the underlying equity at any time on any trading day after the pricing date, up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the downside threshold price and (B) the final equity price is less than the initial equity price. Thus, even if the final equity price is greater than the initial equity price, you will not participate in any increase in the underlying equity during the term of the notes; or

•	$10 in cash.

As a result, if the trading price of the underlying equity at any time on any trading day after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day) is less than or equal to the downside threshold price and the final equity price is less than the initial equity price, and the value of such shares has not appreciated from the valuation date until maturity, the value of the shares of the underlying equity you will receive at maturity (or if you elect, the cash value of the such shares) for each note that you hold will be less than the principal amount of each note and could be zero. You will not in any case receive cash at maturity in an amount greater than $10.

You may elect to receive from Citigroup Funding the cash value of the shares you would otherwise receive at maturity by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before maturity and no later than 5 business days before maturity. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of shares of the underlying equity equal to the equity ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you such shares based on the closing price of the underlying equity on the valuation date. If you do not wish to receive shares of the underlying equity under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the trading price of the underlying equity at any time prior to your election has not been less than or equal to the downside threshold price. If you elect to receive the cash value of the number of shares of the underlying equity equal to the equity ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of underlying equity on the valuation date. This amount will not change from the amount fixed on the valuation date, even if the closing price of underlying equity changes from the valuation date to maturity. Conversely, if you do not make a cash election and instead receive a number of shares of the underlying equity at maturity equal to the equity ratio, the value of those shares at maturity will be different from the value of those shares on the valuation date if the closing price of the underlying equity changes from the valuation date to maturity. The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the notes, and the stock delivery agent will then be obligated to purchase the shares of the underlying equity for you based on the final equity price. Citigroup Global Markets has agreed to act as stock delivery agent for the notes.

The initial equity price will equal the closing price of the underlying equity on the pricing date.

The pricing date means the date on which the notes are priced for initial sale to the public.

The final equity price will equal the closing price of the underlying equity on the valuation date.

The valuation date is August     , 2011 (expected to be August 19, 2011).

The equity ratio will equal $10 divided by the initial equity price.

Where Can I Find Examples of Hypothetical Amounts Payable on the Maturity Date?

For graphs setting forth hypothetical amounts you could receive on the maturity date, see “Description of the Notes —Amounts Payable at the Maturity Date — Hypothetical Examples” in this pricing supplement.

How Has the Underlying Equity Performed Historically?

We have provided a graph showing the daily closing prices of the underlying equity, as reported on Bloomberg from January 3, 2006 to January 14, 2011 and a table showing the high and low trading prices (including intraday prices) of the underlying equity for each quarter since the first quarter of 2006. You can find this graph and table in the section “Historical Data on the Common Stock of SanDisk” in this pricing supplement. We have provided this historical information to help you evaluate the performance of the underlying equity in recent years. However, past performance is not indicative of how the underlying equity will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes — The Historical Performance of the Underlying Equity Is Not an Indication of the Future Performance of the Underlying Equity” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the Notes?

The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority as to the proper tax treatment of the notes, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the notes and subject to the discussion below under “Certain United States Federal

Income Tax Considerations,” you agree with the issuer to treat a note, under current law, as a put option, pursuant to which put option, at maturity you will purchase shares of the underlying equity (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amount invested by you as a cash deposit that will be used to satisfy your purchase obligation. Assuming the characterization of the notes as set forth above is respected, a portion of the coupon on the notes will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described below.

Of the total coupon payable on the notes, approximately 5% (to be determined on the pricing date) will be characterized as the interest component and approximately 95% (to be determined on the pricing date) will be characterized as the option premium component. You will be required to include any interest component as interest income at the time that such interest is accrued or received in accordance with your method of accounting. You will not be required to include option premium received in income until sale or other taxable disposition of the notes or retirement of the notes. If you hold the notes until they mature, if you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest component), and (y) your purchase price for the notes. If you receive shares of the underlying equity upon the retirement of the notes, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the shares of the underlying equity, except for cash in lieu of fractional shares, and your tax basis in the shares of the underlying equity generally will equal your purchase price for the notes less the amount of the entire option premium. If you sell your notes for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash you receive at disposition and the option premium previously received , if any (but not including any interest component), and (y) your purchase price for the notes.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “Risk Factors – The United States Federal Income Tax Consequences of the Notes Are Uncertain” in this pricing supplement and the discussion under “Certain United States Federal Income Tax Considerations” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the issues presented by the notice mentioned therein, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws.

Due to the absence of authority as to the proper characterization of the notes, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the notes could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis in an amount that could include the entire coupon on the notes. In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the notes described above, and you may be required by the IRS to recognize gain on the receipt of the underlying equity or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

In the case of a holder of a note that is not a U.S. person, any interest payment made with respect to the notes generally should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the maturity, sale or other disposition of the notes by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a trade or business (and, to the extent required by an applicable income tax treaty, a permanent establishment) of such holder in the United States and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business (and, to the extent required by an applicable income tax treaty, a permanent establishment) maintained by such individual in the United States.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets, is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest”. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them. Citigroup Global Markets will also act as calculation agent for the notes. As calculation agent, Citigroup Global Markets will make determinations with respect to the notes. You should refer to “Risk Factors —The Calculation Agent, Which Is an Affiliate of Citigroup Funding, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the underlying equity or in other instruments, such as options, swaps or futures, linked to the underlying equity. This hedging activity on or prior to the pricing date could affect the price of the underlying equity and, accordingly, could increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging activity. Additionally, our affiliates’ hedging activity could adversely affect the trading price of the underlying equity during the term of the notes and, therefore, whether you will receive a number of shares of the underlying equity (or, at your election, the cash value of those shares based on the final equity price) worth less than the stated principal amount of your investment in the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the notes declines. You should refer to “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “—The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws including individual retirement accounts, (which we call “Plans”), will be permitted to purchase or hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that, the amount you receive on the maturity date will be based upon the trading price of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the price of the underlying equity and other events that are difficult to predict and beyond our control.

Your Investment in the Notes May Result in a Substantial Loss of Principal if the Trading Price of the Underlying Equity Declines

The amount you receive at maturity will depend on the trading price of the underlying equity at any time after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day). As a result, the amount you receive at maturity may be less than the amount you paid for your notes. Without taking into consideration any coupon payments on the notes, if (A) at any time on any trading day after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), the trading price of the underlying equity is less than or equal to the downside threshold price and (B) the closing price of the underlying equity on the valuation date is less than the initial equity price, the value of the shares of the underlying equity you receive at maturity (or if you elect, the cash value of those shares) for each note, if the value of such shares has not appreciated from the valuation date until maturity, will be less than the price paid for each note, and could be zero, in which case your investment in the note will result in a loss. This will be true even if the trading price of the underlying equity exceeds the initial equity price at one or more times during the term of the notes but is less than or equal to the downside threshold price at any time after the pricing date up to and including the valuation date and the closing price of the underlying equity on the valuation date is less than the initial equity price.

You Will Not Participate in Any Appreciation of the Underlying Equity

Even if the final equity price is greater than the initial equity price, you will not participate in any increase in the trading price of the underlying equity during the term of the notes and the return on the notes will be limited to the fixed coupon. Therefore, the return on the notes may be less than the return on a similar security that allows you to participate in the appreciation of the price of the underlying equity, or on a direct investment in the underlying equity.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If (A) the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day after the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), and (B) the closing price of the underlying equity on the valuation date is less than the initial equity price, and the value of such shares has not appreciated from the valuation date until maturity, you will receive shares of the underlying equity (or if you elect, the cash value of those shares) that are worth less than the principal amount of your notes. If such a loss of principal occurs, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Amount You Receive on the Maturity Date May Be Reduced because the Antidilution Adjustments the Calculation Agent Is Required to Make Do Not Cover Every Event that Could Affect the Underlying Equity

The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the underlying equity issuer that modify its capital structure and a number of other transactions involving the underlying equity issuer, as well as for the liquidation, dissolution or winding up of the underlying equity issuer. You should refer to the section “Description of the Notes – Dilution Adjustments” in this pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive on the maturity date to the price of the underlying equity, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market price of the notes may be materially and adversely affected.

The Notes Are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the Notes, and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the price of the underlying equity and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Price of the Underlying Equity. We expect that the market value of the notes will depend substantially on the amount, if any, by which the price of the underlying equity changes from the initial equity price. However, changes in the price of the underlying equity may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the price of the underlying equity exceeds the initial equity price, you may receive substantially less than the amount that would be payable on the maturity date based on that price because of expectations that the price of the underlying equity will continue to fluctuate between that time and the time when the amount you will receive on the maturity date is determined. In addition, significant increases in the price of the underlying equity are not likely to be reflected in the trading price of the notes because the amount you can receive at maturity for each note is limited to $10. If you choose to sell your notes when the price of the underlying equity is below the initial equity price, you may receive less than the amount you originally invested.

The trading price of the underlying equity will be influenced by the underlying equity issuer’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which the underlying equity issuer is a part. Citigroup Funding’s hedging activity in the underlying equity, the issuance of securities similar to the notes and other trading activities by Citigroup Funding and its affiliates and other market participants can also affect the prices of the underlying equity.

Volatility of the Underlying Equity. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the underlying equity changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Underlying Equity Issuer. General economic conditions and earnings results of the underlying equity issuer and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yield on the underlying equity increases, we expect that the market value of the notes may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the price of interest rates and the price of the underlying equity the longer the time remaining to the maturity date. A “time premium” or “discount” results from expectations concerning the price of the underlying equity during the period prior to the maturity date of the notes. However, as the time remaining to the maturity date decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activity in the underlying equity by us or one or more of our affiliates will likely involve trading in the underlying equity or in other instruments, such as options, swaps or futures, based upon the underlying equity or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on, or prior to, the pricing date could potentially affect the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity. Additionally, such hedging activity during the term of the notes could potentially affect whether the trading price of the underlying equity (whether intra-day or at the close of trading on any day) decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the notes or shares of the underlying equity (or the cash value of those shares based on their closing price on the valuation date) at maturity. Furthermore, (1) if the trading price of the underlying equity (whether intra-day or at the close of trading on any day) has decreased to or below the downside threshold price and (2) the final equity price is less than the initial equity price, such that you could receive shares of the underlying equity (or, at your option, the cash value of those shares based on their closing price on the valuation date) at maturity, our affiliates’ hedging activity prior to or at maturity could adversely affect the price of those shares of the underlying equity. This hedging activity during the term of the notes also could affect the market price of the underlying equity and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Fees and Projected Hedging Profits. The price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition, and Results of Citigroup Funding and Citigroup Inc. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Underlying Equity Is Not an Indication of the Future Performance the Underlying Equity

The historical performance of the underlying equity, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying equity during the term of the notes. Changes in the price of the underlying equity will affect the value of the notes, but it is impossible to predict whether the price of the underlying equity will rise or fall.

The Volatility of the Price of the Underlying Equity May Result in Delivery of Share of the Underlying Equity on the Maturity Date

Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying equity. Because the amount of your return on the notes on the maturity date depends upon the trading price of the underlying equity on any trading day from but excluding the price date to and including the valuation date, the volatility of the price of the underlying equity may result in your receiving an amount on the maturity date that is less than the stated principal amount of the notes and that could be zero. Although the past price of price volatility is not indicative of future price volatility, see “Information About SanDisk Corporation —Historical Data on the Common Stock of SanDisk” in this pricing supplement for more information on the historical prices of the underlying equity.

You Will Have No Rights Against the Underlying Equity Issuer Unless and Until You Receive Shares of the Underlying Equity at Maturity

You will have no rights against the underlying equity issuer prior to receiving shares of the underlying equity at maturity, if applicable, even though:

•	you will receive shares of the underlying equity at maturity under some circumstances; and

•	the market value of the notes is expected to depend primarily on the price of the underlying equity.

The underlying equity issuer will not be involved in any way in the offering of the notes and will have no obligations relating to the notes or to holders of the notes. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to the underlying equity unless and until you receive shares of the underlying equity at maturity.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to the maturity date and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to the maturity date.

The Calculation Agent, Which Is an Affiliate of Citigroup Funding, Will Make Determinations with Respect to the Notes

As calculation agent, Citigroup Global Markets will determine the initial equity price, the final equity price and whether the price of the underlying equity (whether intra-day or at the close of trading on any day) decreases to or below the downside threshold price at any time on any trading day during the term of the notes, whether a market disruption event has occurred, the appropriate payment on the maturity date (including, if you elect to receive the cash value of the shares of the underlying equity on the maturity date, such cash value), and any adjustments to the equity ratio to reflect certain corporate and other events. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including adjustments to the equity ratio, may adversely affect the payment to you on the notes on the maturity date.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in the underlying equity or in other instruments, such as options, swaps or futures, based upon the underlying equity or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines.

Affiliates of Citigroup Funding May Publish Research that Could Affect the Market Value of the Notes

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the underlying equity issuer or other matters that may influence the price of the underlying equity and, therefore, the value of the notes. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

We May Engage in Business With or Involving the Underlying Equity Issuer Without Regard to Your Interests

We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the conclusions expressed under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterizations of the notes may affect the U.S. tax consequences of investing in the notes, including for non-U.S. investors. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the notes in another manner that significantly differs from the agreed-to treatment discussed under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

¡	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

¡	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Notes will return an amount at maturity that will depend on whether the Trading Price of the Underlying Equity on any Trading Day after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to the Downside Threshold Price. If (A) the Trading Price of the Underlying Equity at any time on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price and (B) the Final Equity Price is less than the Initial Equity Price, then the value of the amount you will receive at maturity and under almost all circumstances will be directly linked to the price of the Underlying Equity on the Valuation Date and under almost all circumstances will be less than the amount of your initial investment. You will not in any case benefit from any increase in the price of the Underlying Equity or receive an amount at maturity greater than your investment (without taking into consideration any coupon payments on the Notes) unless you have received shares of the Underlying Equity and such shares have appreciated above the Initial Equity Price on the Maturity Date. Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

The Notes will pay a fixed coupon at maturity in the amount of 12.25% to 13.25% per annum (6.125% to 6.625% for the term of the Notes) (to be determined on the Pricing Date) per Note.

The Notes are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, and any payments due on the Notes are fully and unconditionally guaranteed by Citigroup. The Notes will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup guarantee, any payments due on the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes at maturity is not guaranteed. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Fixed Coupon

The fixed coupon payable on the Notes will be fixed in the amount of 12.25% to 13.25% per annum (6.125% to 6.625% for the term of the Notes) (to be determined on the Pricing Date) per Note, composed of approximately 5% interest and approximately 95% option premium (to be determined on the Pricing Date). Therefore on the Maturity Date you will receive a coupon payment in the amount of $0.6125 to $0.6625 per Note (to be determined on the Pricing Date). The fixed coupon will be payable on the Maturity Date to the persons in whose names the Notes are registered at the close of business on the Business Day preceding the Maturity Date. If the Maturity Date falls on a day that is not a Business Day, the fixed coupon payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional coupon will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Payment on the Maturity Date

The amount you receive on the Maturity Date will depend upon the performance of the Underlying Equity over the term of the Notes. On the Maturity Date, you will receive for each $10 principal amount of Notes you hold either:

•

a number of shares of the Underlying Equity equal to the Equity Ratio (or if you elect, the cash value of those shares based on the closing price of the Underlying Equity on the Valuation Date), if (A) the Trading Price of the Underlying Equity at any time on any Trading Day after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to the Downside Threshold Price and (B) the Final Equity Price is less than the Initial Equity Price; or

•	$10 in cash.

As a result, if (A) the Trading Price of the Underlying Equity at any time on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Threshold Price and (B) the Final Equity Price is less than the Initial Equity Price, the value of the shares of the Underlying Equity that you receive at maturity (or if you elect, the cash value of those shares) for each Note, if the value of such shares has not appreciated from the Valuation Date until maturity, will be less than the price paid for each Note, and could be zero. You will not in any case receive cash at maturity in an amount greater than $10, not including any coupon payments on the Notes.

You may elect to receive from Citigroup Funding the cash value of the shares you would otherwise receive at maturity by providing notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days before maturity and no later than 5 Business Days before the Maturity Date. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of shares of the Underlying Equity equal to the Equity Ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you those shares based on the Closing Price on the Valuation Date. If you do not wish to receive shares at maturity under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the Trading Price of the Underlying Equity at any time prior to your election has not been less than or equal to the Downside Threshold Price. If you elect to receive the cash value of the number of shares of the Underlying Equity equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the Closing Price of the Underlying Equity on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the Closing Price of the Underlying Equity changes from the Valuation Date to the Maturity Date. Conversely, if you do not make a cash election and instead receive a number of shares of the Underlying Equity at maturity equal to the Equity Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the Closing Price of the Underlying Equity changes from the Valuation Date to the Maturity Date.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the Notes, and the stock delivery agent will then be obligated to purchase shares of the Underlying Equity for you based on the Closing Price on the Valuation Date. Citigroup Global Markets has agreed to act as stock delivery agent for the Notes. You can obtain more information regarding exercise of the cash election right from your broker or from the paying agent, which is Citibank, N.A. at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone: 1-800-422-2066), during normal business hours. Please note that as long as you hold the Notes through a brokerage account, you will need to contact your broker to exercise your cash election right.

In lieu of any fractional share that you would otherwise receive in respect of any Notes, on the Maturity Date you will receive an amount in cash equal to the value of such fractional share. The number of full share of the Underlying Equity, and any cash in lieu of a fractional share, to be delivered on the Maturity Date, or any cash amount if elected, to each holder will be calculated based on the aggregate number of Notes held by each holder.

The “Initial Equity Price” will equal the Closing Price of the Underlying Equity on the Pricing Date.

The “Pricing Date” means the date on which the Notes are priced for initial sale to the public.

The “Final Equity Price” will equal the Closing Price of the Underlying Equity on the Valuation Date.

The “Valuation Date” is August     , 2011 (expected to be August 19, 2011).

The “Equity Ratio” will equal $10 divided by the Initial Equity Price.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Trading Price” of the Underlying Equity or any other capital stock (as described under “— Dilution Adjustments” below) on any date of determination will be (1) if the security is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which the security is listed or admitted to trading, and (2) if the security is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the security is listed or admitted to trading on such exchange), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

The “Closing Price” of the Underlying Equity on any date of determination will be (1) if the security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the shares are listed or admitted to trading or (2) if the security is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the security is listed or admitted to trading on such exchange), the last quoted bid price for the shares in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading days on which a Market Disruption Event is occurring, but not past the Valuation Date prior to maturity. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the Calculation Agent as described in the preceding sentence, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Underlying Equity or other security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. The term “OTC Bulletin Board” will include any successor to such service.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise), or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Underlying Equity (or any other security for which a Trading Price or Closing Price must be determined); (2) any options contracts or futures contracts relating to the Underlying Equity (or other relevant security), or any options on such futures contracts, on any exchange or market, if, in either case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

Amounts Payable Upon the Maturity Date—Hypothetical Examples

The examples of hypothetical amounts payable on the Maturity Date set forth below are intended to illustrate the effect of different prices of the Underlying Equity on the amount you will receive in respect of the Notes on the Maturity Date. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $10.00 per Note

•	Initial Equity Price: $51.54

•	Downside Threshold Price: $36.08 (70% of the Initial Equity Price)

•	Coupon: 13.25%

•	Equity Ratio: 0.1940

•	Dividend yield (per annum): 0.00%

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive on the Maturity Date will depend on the Initial Equity Price; whether the Trading Price of the Underlying Equity at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to the Downside Threshold Price; and whether the Final Equity Price is less than the Initial Equity Price causing you to receive a fixed number of shares of the Underlying Equity on the Maturity Date (or the cash value of those shares at your election based on the Final Equity Price).

Additionally, if you elect to receive the cash value of the shares of the Underlying Equity equal to the Equity Ratio you would otherwise be entitled to on the Maturity Date, the amount of cash you receive on the Maturity Date will be based on the Final Equity Price. This amount will not change even if the Closing Price of the Underlying Equity changes from the Valuation Date to the Maturity Date. Conversely, if you do not make a cash election and instead receive a number of the shares of the Underlying Equity on the Maturity Date equal to the Equity Ratio, the value of those shares on the Maturity Date will be different than the value of those shares on the Pricing Date if the Closing Price of the shares changes from the Valuation Date to the Maturity Date.

Example A

At maturity, unless the Trading Price of the Underlying Equity has decreased to or below the Downside Threshold Price on any trading day from but excluding the Pricing Date to and including the Valuation Date and the Final Equity Price is less than the Initial Equity Price, your payment at maturity per Note will equal the stated principal amount of the Note in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the Note (assuming a six-month term) on a $10.00 investment in the Notes on the basis that the Trading Price of the Underlying Equity has not decreased to or below the hypothetical Downside Threshold Price of $36.08 on any trading day from but excluding the Pricing Date to and including the Valuation Date.

Hypothetical Closing Price on Valuation Date	Value of Cash Delivery Amount at Maturity per Note	Total Coupon Payment	Value of Total Payments per Note	Total Return of the Underlying Equity	Total Return of Notes

$0.00	NA	NA	NA	NA	NA
$30.92	NA	NA	NA	NA	NA
$36.08	NA	NA	NA	NA	NA
$41.23	$10.00	$0.66	$10.66	-20.00%	6.62%
$46.39	$10.00	$0.66	$10.66	-10.00%	6.62%
$51.54	$10.00	$0.66	$10.66	0.00%	6.62%
$64.43	$10.00	$0.66	$10.66	25.00%	6.62%
$77.31	$10.00	$0.66	$10.66	50.00%	6.62%
$90.20	$10.00	$0.66	$10.66	75.00%	6.62%
$103.08	$10.00	$0.66	$10.66	100.00%	6.62%

Example B

This table represents the hypothetical payment at maturity (assuming a six-month term) on a $10.00 investment in the Notes if the Trading Price of the Underlying Equity has decreased to or below the hypothetical Downside Threshold Price of $36.08 on any trading day from but excluding the Pricing Date to and including the Valuation Date and the Final Equity Price is less than the Initial Equity Price. In each of these examples, the payment at maturity would be made by delivery of shares of the Underlying Equity equal to the Equity Ratio (or, at your option, the cash value of those shares based on the Final Equity Price). The value of such shares will be less than the stated principal amount of the Note.

Hypothetical Closing Price on Valuation Date	Value of Cash Delivery Amount at Maturity per Note	Total Coupon Payment	Value of Total Payments per Note	Total Return of the Underlying Equity	Total Return of Notes

$0.00	$0.00	$0.66	$0.66	-100.00%	-93.38%
$36.08	$7.00	$0.66	$7.66	-30.00%	-23.38%
$41.23	$8.00	$0.66	$8.66	-20.00%	-13.38%
$46.39	$9.00	$0.66	$9.66	-10.00%	-3.38%
$51.54	$10.00	$0.66	$10.66	0.00%	6.62%
$77.31	$15.00	$0.66	$10.66	50.00%	6.62%
$90.20	$17.50	$0.66	$10.66	75.00%	6.62%
$103.08	$20.00	$0.66	$10.66	100.00%	6.62%
$115.97	$22.50	$0.66	$10.66	125.00%	6.62%

Dilution Adjustments

The Equity Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the Underlying Equity Issuer, after the date on which the relevant series of Notes are priced for initial sale to the public:

1.	pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

2.	subdivides or splits its outstanding common stock into a greater number of shares,

3.	combines its outstanding common stock into a smaller number of shares, or

4.	issues by reclassification of its common stock any shares of other common stock of the Underlying Equity Issuer,

then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Equity Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Equity Ratio will be further adjusted to equal the Equity Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Equity consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of the Underlying Equity and, if the Trading Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price and the Final Equity Price is less than the Initial Equity Price, each holder of the Notes will have the right to receive at maturity cash in an amount per Notes equal to the Equity Ratio multiplied by such fair market value.

If the Underlying Equity Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Equity Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Equity other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Equity have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by the Underlying Equity Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by the Underlying Equity Issuer, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of the Underlying Equity and, if the Trading Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, each holder of the Notes will have the right to receive at maturity cash in an amount per Note equal to the Equity Ratio multiplied by such sum.

If any adjustment is made to the Equity Ratio as set forth above, an adjustment will also be made to the Initial Equity Price and the Downside Threshold Price. The required adjustment will be made by dividing the Initial Equity Price and the Downside Threshold Price by the relevant dilution adjustment.

If the Underlying Equity Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the Trading Price of the Underlying Equity at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to the Downside Threshold Price, then, in each of these cases, each holder of the Notes will receive at maturity for each Note a combination of the Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer subsidiaries’ capital stock equal to the Equity Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity (or, if the holder elects, the cash value of those shares). Following the record date for an event described in this paragraph the “Trading Price” will equal the Trading Price of the Underlying Equity, plus the Trading Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “— Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “— Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Equity entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Equity Issuer,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•

in the case of any Excess Purchase Payment for which the Underlying Equity Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Equity Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Equity Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Equity Ratio, the Initial Equity Price and the Downside Threshold Price will be further adjusted to the Equity Ratio, the Initial Equity Price and the Downside Threshold Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Equity Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•

any consolidation or merger of the Underlying Equity Issuer, or any surviving entity or subsequent surviving entity of the Underlying Equity Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Equity Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Equity Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of the Underlying Equity Issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer,

the Trading Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:

1.	for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

2.	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

3.	for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Note that would have required an adjustment as described above, had it occurred with respect to the Underlying Equity or the Underlying Equity Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the Underlying Equity has been subject to a Reorganization Event and the Trading Price of the Underlying Equity on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Threshold Price, then each holder of the Notes will have the right to receive per $10 principal amount of Notes (i) cash in an amount equal to the Equity Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of Underlying Equity in the Reorganization Event multiplied by the Equity Ratio (or, if the holder elects, the cash value of the Marketable Securities).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to the Maturity Date and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment on the Maturity Date, calculated as though the Maturity Date of the Notes were the date of early repayment. See “—Payment on the Maturity Date” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the Maturity Date of the Notes were the date of the commencement of the proceeding.

In case of default in payment on the Maturity Date of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 17316G479.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

INFORMATION ABOUT SANDISK CORPORATION

According to publicly available documents, SanDisk is a supplier of flash-based data storage products for the consumer, mobile communications and industrial markets. SanDisk is currently subject to the information reporting requirements of the Securities Exchange Act. Accordingly, SanDisk files reports (including its Quarterly Report on Form 10-Q for the quarter ending October 3, 2010) and other information with the SEC. SanDisk’s reports and other information are available to the public on the SEC’s website at http://www.sec.gov, or may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary—Where you can Find More Information” in the prospectus related to this offering.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of SanDisk’s publicly available documents and has not made any due diligence investigation or inquiry of SanDisk in connection with the offering of the Notes. We make no representation that the publicly available information about SanDisk is accurate or complete. The Notes represents obligations of Citigroup Funding only. SanDisk is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

Historical Data on the Common Stock of SanDisk

The common stock of SanDisk is listed on NASDAQ under the symbol “SNDK.” The following table sets forth, for each of the quarterly periods indicated, the high and the low intra-day trading prices for SanDisk common stock, as reported on NASDAQ, as well as the cash dividends paid per share of SanDisk common stock.

Holders of the Notes will not be entitled to any rights with respect to SanDisk common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving SanDisk common stock on the Maturity Date, if applicable.

	High	Low	Dividend
2006
Quarter
First	$79.80	$52.16	$0.0000
Second	$66.20	$49.18	$0.0000
Third	$60.94	$37.34	$0.0000
Fourth	$62.24	$42.00	$0.0000
2007
Quarter
First	$46.24	$35.82	$0.0000
Second	$49.61	$41.48	$0.0000
Third	$59.75	$47.14	$0.0000
Fourth	$55.97	$32.74	$0.0000
2008
Quarter
First	$33.73	$19.84	$0.0000
Second	$33.17	$18.63	$0.0000
Third	$23.50	$13.07	$0.0000
Fourth	$21.40	$5.07	$0.0000
2009
Quarter
First	$13.46	$7.53	$0.0000
Second	$16.72	$12.04	$0.0000
Third	$23.20	$13.02	$0.0000
Fourth	$31.17	$19.18	$0.0000
2010
Quarter
First	$36.25	$24.91	$0.0000
Second	$50.54	$34.00	$0.0000
Third	$46.80	$33.04	$0.0000
Fourth	$52.31	$35.95	$0.0000

	High	Low	Dividend
2011
Quarter
First (through January 14)	$53.60	$49.77	$0.0000

On January 14, 2011, the closing price of the common stock of SanDisk was $52.77.

The following graph sets forth the daily closing price (not including intraday prices) of the common stock of SanDisk, as reported on NASDAQ, from January 3, 2006 to January 14, 2011. Past closing prices of the common stock of SanDisk are not indicative of future closing prices of the common stock of SanDisk.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the Notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Notes pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes and, if applicable, Underlying Equity as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations, taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This summary also does not address tax consequences specific to the ownership of the Underlying Equity. Before acquiring a Note, prospective investors should consult other publicly available sources of information concerning the tax treatment of the Underlying Equity.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, Citigroup Funding and each holder, unless otherwise required by law, agree to treat a Note for U.S. federal income tax purposes as a grant by the holder to Citigroup Funding of a put option, pursuant to which put option, at maturity each holder will purchase Underlying Equity (or the cash equivalent) and under which option (a) at the time of issuance of the Notes the holder deposits irrevocably with Citigroup Funding a fixed amount of cash to assure the fulfillment of the holder’s obligation described in clause (d) below, (b) until maturity Citigroup Funding will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the Notes, (c) Citigroup Funding will be obligated to pay an option premium to the holder in consideration for granting the option, which premium will be payable as part of any coupon payments, (d) if at maturity the holder is obligated to purchase Underlying Equity (or the cash equivalent), then such cash deposit less a portion thereof equal to the entire option premium unconditionally and irrevocably will be applied in full satisfaction of the holder’s purchase obligation, and the holder will receive a number of underlying shares (or the cash equivalent) equal to the Equity Ratio under the Notes, and (e) if at maturity the holder is not obligated to purchase Underlying Equity (or the cash equivalent), Citigroup Funding will return such cash deposit to the holder at maturity. Of the total coupon payable on the Notes, it is expected that approximately 5% (to be determined at pricing) will be characterized as the interest component and approximately 95% (to be determined at pricing) will be characterized as the option premium component. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) Under the characterization of the Notes agreed to above, (i) the amount paid to Citigroup Funding in respect of the original issue of a Note will be treated as allocable in their entirety to the cash deposit attributable to such Notes, (ii) any amount denominated as interest will be characterized as interest payable on such cash deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) any amount denominated as option premium will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis or to recognize gain on the receipt of Underlying Equity at maturity of the Notes.

Taxation of Interest Payments. Under the characterization of the Notes agreed to above, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with the U.S. Holder’s method of accounting.

Taxation of Option Premium Payments. Under the characterization of the Notes agreed to above, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the Notes or at retirement of the Notes. Upon the sale or other taxable disposition of the Notes or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

Taxation of Retirement of a Note for Cash. Under the characterization of the Notes agreed to above, if at maturity the U.S. Holder receives cash, rather than underlying shares, then such U.S. Holder (i) will include any interest payment in income as interest in the manner described above and (ii) will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity of the Notes and the entire option premium (but not including any interest payment), and (y) its purchase price for the Notes.

Taxation of Other Retirement of a Note. Under the characterization of the Notes agreed to above, if at maturity the U.S. Holder receives the appropriate number of underlying shares pursuant to the U.S. Holder’s purchase obligation, then such U.S. Holder (i) will include any interest payment in income as interest in the manner described above and (ii) will recognize no gain or loss on the purchase of Underlying Equity by application of the cash deposit and on the receipt of the option premium. Under the treatment agreed to above, the U.S. Holder will have a tax basis in such Underlying Equity equal to the U.S. Holder’s purchase price for the Notes, less (x) the entire option premium and less (y) the portion of the tax basis (which tax basis generally will be equal to the purchase price) of the Notes allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the Notes allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder’s holding period for Underlying Equity received will begin on the day following the receipt of such Underlying Equity.

If, as a result of one or more dilution adjustments, at maturity the U.S. Holder receives any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation, although not free from doubt, the U.S. Holder should allocate its tax basis in the Notes, reduced by the amount of the entire option premium, pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s tax basis in any Marketable Securities received would equal the pro rata portion of its tax basis in the Notes, reduced by the entire option premium, allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the portion of the tax basis in the Notes, reduced by the entire option premium, allocated thereto.

If the sum of the value of the underlying shares received by a U.S. Holder and the entire option premium is greater than the U.S. Holder’s purchase price for the Notes, it is possible that the IRS would treat the U.S. Holder as if at maturity of the Notes it had received a taxable cash payment from Citigroup Funding, and had then used that cash to purchase a number of underlying shares. Under this treatment, the U.S. Holder would be required to recognize short-term capital gain equal to the difference between (x) the sum of the cash paid by Citigroup Funding to Citigroup Global Markets with respect to the U.S. Holder’s Notes and the entire option premium (but not including any interest payment), and (y) the U.S. Holder’s purchase price for the Notes. Under this treatment, the U.S. Holder’s tax basis in the underlying shares received would be equal to the amount of cash paid by Citigroup Funding to Citigroup Global Markets with respect to the U.S. Holder’s Notes. Citigroup Funding believes that, if at maturity of the Notes a U.S. Holder receives Underlying Equity, for U.S. federal income tax purposes, it is reasonable to treat a U.S. Holder as purchasing Underlying Equity (rather than receiving cash) under the put option, because (a) a U.S. Holder is entitled to receive at maturity of the Notes a number of underlying shares equal to the Equity Ratio set forth in the terms of the Notes, (b) the U.S. Holder will automatically receive such Underlying Equity, pursuant to a pre-existing agreement between Citigroup Funding and Citigroup Global Markets and deemed instructions from the holder to Citigroup Funding and Citigroup Global Markets, and (c) a U.S. Holder that wishes to receive the cash equivalent of such Underlying Equity must affirmatively instruct Citigroup Funding to deliver such cash.

Taxation of Sale or other Taxable Disposition of a Note prior to Maturity. Under the characterization of the Notes agreed to above, upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) the sum of the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) and the option premium, if any (but not including any interest payment), previously paid to the U.S. Holder, and (y) the U.S. Holder’s purchase price for the Notes.

Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described above. Under alternative characterizations of the Notes, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder’s income as interest in the manner described above regarding interest payments, or (ii) should be included in a U.S. Holder’s income even in a case where the Notes is retired for Underlying Equity. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder’s investment in the Notes that constitutes income. In addition, as described above under “Taxation of Other Retirement of a Note,” a U.S. Holder may be required by the IRS to recognize capital gain even in a case where the Notes are retired for Underlying Equity.

On December 7, 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requested public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to certain Treasury regulations governing contingent payment debt instruments; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

Non-United States Holders

In the case of a holder of a Note that is not a U.S. person (a “Non-U.S. Holder”), the interest payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a trade or business (and, to the extent required by an applicable income tax treaty, a permanent establishment) of such holder in the United States and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business (and, to the extent required by an applicable income tax treaty, a permanent establishment) maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Information Reporting and Backup Withholding

A U.S. Holder of a Note may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS. A Non-U.S. Holder generally will not be subject to information reporting or backup withholding, but such a holder may have to timely comply with certification procedures to establish that it is not a United States person.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $         stated principal amount of Notes (        Notes) for $9.88 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, at the public offering price less a fixed selling concession of $0.1200 per Note. Citigroup Global Markets will pay this fixed selling concession to selected dealers and their financial advisors collectively. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.1200 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries, or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

Reverse Convertible Notes

Based Upon the Shares of

SanDisk Corporation

Due August     , 2011

(expected to be August 24, 2011)

$10 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

            , 2011

(Including Prospectus Supplement Dated

February 18, 2009 and Prospectus Dated

February 18, 2009)